ASSOCIATED ESTATES REALTY CORPORATION 2nd QUARTER EARNINGS

For more information regarding the content	For Immediate Release
of this news release, please contact:

Kimberly Kanary	News Release No.: 08-20
(216) 797-8718	Release Date: July 29, 2008

ASSOCIATED ESTATES REALTY CORPORATION REPORTS SECOND QUARTER RESULTS
Company Raises Full-Year Guidance

Cleveland, Ohio – July 29, 2008 – Associated Estates Realty Corporation (NYSE, NASDAQ: AEC) today reported a net loss available to common shareholders of $1.4 million or $0.09 per common share (basic and diluted), for the second quarter ended June 30, 2008, compared with net income available to common shareholders of $8.8 million or $0.51 per common share (basic and diluted), for the second quarter ended June 30, 2007.  The second quarter 2008 and 2007 results include gains on dispositions of properties of $2.3 million and $12.5 million, or $0.14 and $0.73 per share, respectively.

Funds from operations (FFO) for the quarter were $0.34 per common share (basic and diluted), compared with $0.24 per common share (basic and diluted), for the second quarter ended June 30, 2007.  FFO adjusted for defeasance and other prepayment costs ("FFO as adjusted") was $0.34 per share (basic and diluted) for the second quarter of 2008 compared to $0.34 for the second quarter of 2007.

A reconciliation of net (loss) income applicable to common shares to FFO and FFO as adjusted is included in the table at the end of this press release and in the Company's supplemental financial information to be furnished with this earnings release to the Securities and Exchange Commission on Form 8-K.

Total revenue for the quarter was $34.0 million compared with $32.0 million for the second quarter of 2007, an increase of 6.3 percent.

Same Community Portfolio Results

Net operating income (NOI) for the quarter from the Company’s same community portfolio increased 8.3 percent as a result of revenue from the Company's same community portfolio increasing 3.3 percent, and property operating expenses for the same community portfolio decreasing 2.6 percent, compared with the second quarter of 2007.  Physical occupancy was 96.7 percent at the end of the second quarter of 2008 compared with 96.4 percent at the end of the second quarter of 2007.  For the second quarter, the average net rent collected per unit for the same community properties increased 3.0 percent to $846 per month.   Net rent collected per unit for the Company’s same community Midwest portfolio grew 4.7 percent, while net rent collected per unit for the Company’s same community properties in the Mid-Atlantic/Southeast markets decreased 0.5 percent.

“Our strong year-to-date performance and improved outlook are a direct result of well positioned properties and the continued investment in our portfolio,” said John Shannon, Senior Vice President of Operations.

Additional quarterly financial information, including performance by region for the Company's portfolio, is included in the Company's supplemental fact booklet, which is available on the "Investors" section of the Company's web site at www.aecrealty.com, or by clicking on the following link: http://ir.aecrealty.com/results.cfm.

ASSOCIATED ESTATES REALTY CORPORATION 2nd QUARTER EARNINGS

First Half Performance

For the six months ended June 30, 2008, net income applicable to common shares was $36.1 million or $2.23 per share (basic and diluted) compared to net income applicable to common shares of $8.0 million or $0.47 per share (basic and diluted) for the period ended June 30, 2007.  The results for the six month period ended June 30, 2008 and June 30, 2007 includes gains from property sales of $45.2 million and $17.0 million, or $2.79 per share and $0.99 per share, respectively.

Funds from operations for the first six months ended June 30, 2008 were $0.56 per share and include defeasance and/or prepayment costs of $2.0 million, or approximately $0.12 per share associated with the repayment of $11.0 million in debt. Excluding these costs, FFO for the first half of 2008 would have been $0.68 per share.

NOI for the six month period ended June 30, 2008 for the Company’s same community portfolio was up 5.9 percent primarily due to a 3.5 percent increase in revenues for the Company's same community portfolio and only a 0.4 percent increase in property operating expenses for the same community portfolio compared with the first six months of 2007.

Acquisitions

On April 22, 2008, the Company announced that it had closed the purchase of two Class A properties located in the Richmond, Virginia metro area, totaling 536 units. The properties were completed in 2005 and 2006. With the addition of these two properties, the Company’s Virginia portfolio now totals 804 units, which represents approximately 9 percent of the Company’s NOI on an annualized basis.

2008 Adjusted Outlook

The Company is once again increasing its expectations for full-year FFO as adjusted, which excludes defeasance and other prepayment costs, to a range of $1.28 to $1.32 per share, up from the Company’s previous guidance of $1.22 to $1.26 per share.  Assumptions relating to the Company's earnings guidance can be found on page 25 of the supplemental fact book.

Conference Call

A conference call to discuss the results will be held today, Tuesday, July 29, 2008 at 2:00 p.m. (EST). To participate in the call:

Via Telephone: The dial in number is 800-860-2442 and the pass code is "Estates."

Via the Internet (listen only): Access the Company's website at www.aecrealty.com.  Please log on at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.  Select the "Register for AEC’s Conference Call” link on the left hand side of the page and follow the brief instructions to register for the event.  The webcast will be archived through August 12, 2008.

Company Profile

Associated Estates Realty Corporation (AEC), based in Richmond Heights, Ohio, is a real estate investment trust (“REIT”) and is a member of the Russell 2000. AEC’s portfolio consists of 54 owned and managed properties totaling 13,396 units in nine states. For more information about the Company, please visit its website at www.aecrealty.com.

ASSOCIATED ESTATES REALTY CORPORATION 2nd QUARTER EARNINGS

FFO and FFO as adjusted are non-Generally Accepted Accounting Principle (GAAP) measures.  The Company generally considers FFO and FFO as adjusted to be a useful measure for reviewing the comparative operating and financial performance of the Company because FFO and FFO as adjusted can help one compare the operating performance of a company’s real estate between periods or as compared to different REITs.  A reconciliation of net (loss) income applicable to common shares to FFO and FFO as adjusted is included in the table at the end of this press release and in the Company's supplemental financial information to be furnished with this earnings release to the Securities and Exchange Commission on Form 8K.

Safe Harbor Statement

This news release contains forward-looking statements based on current judgments and knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to vary from those projected, including but not limited to, expectations regarding the Company's 2008 performance, which are based on certain assumptions.  Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release.  These forward-looking statements are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The words "expects," "projects," "believes," "plans," "anticipates," and similar expressions are intended to identify forward-looking statements.  Investors are cautioned that the Company's forward-looking statements involve risks and uncertainty, that could cause actual results to differ from estimates or projections contained in these forward-looking statements, including without limitation the following: changes in the economic climate in the markets in which the Company owns and manages properties, including interest rates, the ability of the Company to consummate the sale of properties pursuant to its current plan, the overall level of economic activity, the availability of consumer credit and mortgage financing, unemployment rates and other factors; the ability of the Company to refinance debt on favorable terms at maturity; the ability of the Company to defease or prepay debt pursuant to its current plan; risks of a lessening of demand for the multifamily units owned or managed by the Company; competition from other available multifamily units and changes in market rental rates; increases in property and liability insurance costs; unanticipated increases in real estate taxes and other operating expenses (e.g., cleaning, utilities, repair and maintenance costs, insurance and administrative costs, security, landscaping, staffing and other general costs); weather conditions that adversely affect operating expenses; expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, and real estate tax valuation reassessments or millage rate increases; inability of the Company to control operating expenses or achieve increases in revenue; the results of litigation filed or to be filed against the Company; changes in tax legislation; risks of personal injury claims and property damage related to mold claims because of diminished insurance coverage; catastrophic property damage losses that are not covered by the Company's insurance; risks associated with property acquisitions such as environmental liabilities, among others; changes in or termination of contracts relating to third party management and advisory business; risks related to the Company's joint venture; risks related to the perception of residents and prospective residents as to the attractiveness, convenience and safety of the Company's properties or the neighborhoods in which  they are located; and the Company's ability to acquire properties at prices consistent with our investment criteria.

ASSOCIATED ESTATES REALTY CORPORATION 2nd QUARTER EARNINGS

		ASSOCIATED ESTATES REALTY CORPORATION
		Financial Highlights
		(in thousands, except per share data)
		Three Months Ended		Six Months Ended
		June 30,		June 30,
		2008	2007	2008	2007

Total revenue		$34,020	$32,043	$66,141	$62,729
Net (loss) income		(179)	10,229	38,466	10,679
Net (loss) income applicable to common shares (1)		(1,380)	8,796	36,064	7,984

Add:	Depreciation - real estate assets	7,920	7,472	16,124	14,921
	Depreciation - real estate assets - joint ventures	23	240	46	481
	Amortization of joint venture deferred costs	-	8	-	17
	Amortization of intangible assets	1,207	30	1,960	39
Less:	Gain on disposition of properties	(2,293)	(12,482)	(45,203)	(17,043)
Funds from Operations (FFO) (2)		5,477	4,064	8,991	6,399

Funds from Operations (FFO) as adjusted (3)		5,477	5,797	10,950	10,795

Add:	Depreciation - other assets	346	299	691	603
	Depreciation - other assets - joint ventures	1	36	2	82
	Amortization of deferred financing fees	307	276	664	511
	Amortization of deferred financing fees - joint ventures	-	12	-	24

Less:	Recurring fixed asset additions	(2,840)	(2,692)	(3,945)	(3,671)
	Recurring fixed asset additions - joint ventures	(2)	(5)	(2)	(24)
Funds available for distribution (FAD) (4)		$3,289	$3,723	$8,360	$8,320

Per share
Net (loss) income applicable to common shares - basic and diluted (1)		$(0.09)	$0.51	$2.23	$0.47
Funds from Operations - basic and diluted (2)		$0.34	$0.24	$0.56	$0.37
Funds from Operations as adjusted - basic and diluted (3)		$0.34	$0.34	$0.68	$0.63
Dividends per share		$0.17	$0.17	$0.34	$0.34
Weighted average shares outstanding - basic and diluted (3)		16,200	17,153	16,184	17,131

ASSOCIATED ESTATES REALTY CORPORATION 2nd QUARTER EARNINGS

(1)

After preferred share dividends and original costs associated with the preferred share repurchase of $1,201, $1,433, $2,402 and $2,695, equivalent to $0.07, $0.08, $0.15 and $0.16 per common share, respectively.

(2)

The Company defines FFO as the inclusion of all operating results, both recurring and non-recurring, except those results defined as "extraordinary items" under generally accepted accounting principles (GAAP), adjusted for depreciation on real estate assets and amortization of intangible assets and gains and losses from the disposition of properties and land. Adjustments for joint ventures are calculated to reflect FFO on the same basis. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity. The Company generally considers FFO to be a useful measure for reviewing the comparative operating and financial performance of the Company because FFO can help one compare the operating performance of a company's real estate between periods or as compared to different REITs. It should be noted, however, that certain other real estate companies may define FFO in a different manner.

(3)

The Company defines FFO as adjusted as FFO, as defined above, plus the add back of defeasance and other prepayment costs of $2.0 million for the six months ended June 30, 2008, and $1.6 million and $4.2 million for the three and six months ended June 30, 2007.  In accordance with GAAP, these prepayment costs are included as interest expense in the Company's Consolidated Statement of Operations.  Also added back is $172,000 of preferred stock repurchase costs for both the three and six months ended June 30, 2007.  In accordance with GAAP, the Company reclassified from additional paid in capital the original issuance costs associated with the repurchase of 111,500 depository shares of the Series B Preferred Shares for the three and six months ended June 30, 2007.  The Company is providing this calculation as an alternative FFO calculation as it considers it a more appropriate measure of comparing the operating performance of a company's real estate between periods or as compared to different REITs.

(4)

The Company defines FAD as FFO as adjusted, as defined above, plus depreciation other and amortization of deferred financing fees less recurring fixed asset additions. Fixed asset additions exclude development, investment, revenue enhancing and non-recurring capital additions. Adjustments for joint ventures are calculated to reflect FAD on the same basis. The Company considers FAD to be an appropriate supplemental measure of the performance of an equity REIT because, like FFO and FFO as adjusted, it captures real estate performance by excluding gains or losses from the disposition of properties and land and depreciation on real estate assets and amortization of intangible assets. Unlike FFO and FFO as adjusted, FAD also reflects that recurring capital expenditures are necessary to maintain the associated real estate.

The full text and supplemental schedules of this press release are available on AEC's website at www.aecrealty.com. To receive a copy of the results by mail or fax, please contact Investor Relations at 1-800-440-2372. For more information, access the Investors section of www.aecrealty.com